SUPPLEMENT DATED April 30, 2025 TO THE PROSPECTUS OF

AIP Alternative Lending Fund P, dated January 29, 2025, as supplemented

Recommencement of Offering. Form N-2 requires that a fund undertakes to, among other things, suspend its offering if its total net asset value drops by more than 10% from the last effective date of its registration statement. The AIP Alternative Lending Fund P (the “Fund”) temporarily suspended its offering (the “Offering”) because of a greater than 10% decline in the Fund’s aggregate net asset value from the effective date of the Prospectus (the net asset value as of April 29, 2025 was $484,993,658, as compared to $538,965,004 as of January 29, 2025). The decline in net asset value was driven primarily by repurchases of shares in accordance with the Fund’s regularly scheduled tender offer program. The Offering recommenced on April 30, 2025 as of the time of filing this supplement, and investors may continue to submit subscriptions as normal.

For more information about the Fund, or for Shareholder inquiries, call toll-free (888) 322-4675.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.